Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

PRICING SUPPLEMENT dated May 19, 2022 (To Equity Index Underlying Supplement dated September 2, 2021, Prospectus Supplement dated September 2, 2021 and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce $11,653,000 Senior Global Medium-Term Notes Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (February 9, 2024, subject to adjustment) is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (36.00% weighting), the TOPIX® Index (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index (12.00% weighting) and the S&P/ASX 200 Index (9.00% weighting) (the “basket”) as measured from the trade date to and including the determination date (February 7, 2024, subject to adjustment). The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final basket underlier level divided by the initial basket underlier level (set on the trade date and equal to the closing level of the basket underlier on the trade date) multiplied by (ii) the applicable initial weighted value for the basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount ($1,340.68 for each $1,000 principal amount of your notes). If the final basket level declines by up to 12.50% from the initial basket level, you will receive the principal amount of your notes. If the final basket level declines by more than 12.50% from the initial basket level, the return on your notes will be negative. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

•	if the basket return is positive (i.e. the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.7 times (c) the basket return, subject to the maximum settlement amount; or

•	if the basket return is zero or negative but not below -12.50% (i.e. the final basket level is equal to or less than the initial basket level, but not by more than 12.50%), $1,000; or

•	if the basket return is negative and is below -12.50% (i.e. the final basket level is less than the initial basket level by more than 12.50%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1429 times (b) the sum of the basket return plus 12.50% times (c) $1,000. This amount will be less than $1,000 and may be zero.

Declines in one basket underlier may offset increases in the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index will have a significantly larger impact on your return on the notes than the performance of the Swiss Market Index or the S&P/ASX 200 Index.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Additional Risk Factors Specific to Your Notes” beginning on page PRS-13 of this Pricing Supplement and “Risk Factors” beginning on page S-1 of the accompanying Underlying Supplement.

Our estimated value of the notes on the trade date, based on our internal pricing models, is $992.90 per note. The estimated value is less than the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

	Initial Issue Price	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000	100%	0%	100%
Total	$11,653,000	$11,653,000	$0	$11,653,000

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the Prospectus). The notes will not be listed on any U.S. securities exchange.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The issue price, agent’s commission and net proceeds listed above relate to the notes we will sell initially. We may decide to sell additional notes after the trade date, at issue prices and with agent’s commissions and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment will depend in part on the issue price you pay for your notes.

CIBC World Markets Corp. or one of our other affiliates may use this Pricing Supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on May 26, 2022 against payment in immediately available funds.

CIBC Capital Markets

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated September 2, 2021 (the “Prospectus”), the Prospectus Supplement dated September 2, 2021 (the “Prospectus Supplement”) and the Equity Index Underlying Supplement dated September 2, 2021 (the “Underlying Supplement”), each relating to our Senior Global Medium-Term Notes, for additional information about the notes. Information in this Pricing Supplement supersedes information in the accompanying Underlying Supplement, Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying Underlying Supplement, Prospectus Supplement or Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and CIBC World Markets Corp. (“CIBCWM”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement nor the accompanying Underlying Supplement, Prospectus Supplement or Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the accompanying Underlying Supplement, Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Underlying Supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm

•	Prospectus Supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

PRS-1

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

SUMMARY INFORMATION

We refer to the notes we are offering by this Pricing Supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Terms used but not defined in this Pricing Supplement have the meanings set forth in the accompanying Underlying Supplement, Prospectus Supplement or Prospectus. This section is meant as a summary and should be read in conjunction with the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. This Pricing Supplement supersedes any conflicting provisions of the documents listed above.

Key Terms

Issuer: Canadian Imperial Bank of Commerce

Basket underliers: The EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as published by STOXX Limited; The TOPIX® Index (Bloomberg symbol, “TPX Index”), as published by Tokyo Stock Exchange, Inc.; The FTSE® 100 Index (Bloomberg symbol, “UKX Index”), as published by FTSE Russell; The Swiss Market Index (Bloomberg symbol, “SMI Index”), as published by SIX Group Ltd. and The S&P/ASX 200 Index (Bloomberg symbol, “AS51 Index”), as published by S&P Dow Jones Indices LLC; see “The Basket and the Basket Underliers” in this Pricing Supplement

Specified currency: U.S. dollars (“$”)

Principal amount: Each note will have a principal amount of $1,000; $11,653,000 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the trade date.

Minimum investment: $1,000 (one note)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than principal amount: The amount we will pay you on the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or a discount) to principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at principal amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at principal amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” in this Pricing Supplement.

Cash settlement amount (on the stated maturity date): For each $1,000 principal amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

●	if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return;

●	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

●	if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the basket return plus the buffer amount times (c) $1,000. In this case, the cash settlement amount will be less than the principal amount of the notes, and you will lose some or all of the principal amount.

Upside participation rate: 170.00%

Cap level: 120.04% of the initial basket level

Maximum settlement amount: $1,340.68 per note

Buffer level: 87.50% of the initial basket level

Buffer amount: 12.50%

Buffer rate: The quotient of the initial basket level divided by the buffer level, which equals approximately 114.29%

Initial basket level: 100

PRS-2

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

Initial weighted value: The initial weighted value for each of the basket underliers equals the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in the Basket
EURO STOXX 50® Index	36.00%
TOPIX® Index	26.00%
FTSE® 100 Index	17.00%
Swiss Market Index	12.00%
S&P/ASX 200 Index	9.00%

Initial EURO STOXX 50® Index level: 3,640.55, which was the closing level of such basket underlier on the trade date

Initial TOPIX® Index level: 1,860.08, which was the closing level of such basket underlier on the trade date

Initial FTSE® 100 Index level: 7,302.74, which was the closing level of such basket underlier on the trade date

Initial Swiss Market Index level: 11,309.49, which was the closing level of such basket underlier on the trade date

Initial S&P/ASX 200 Index level: 7,064.460, which was the closing level of such basket underlier on the trade date

Final EURO STOXX 50® Index level: The closing level of such basket underlier on the determination date

Final TOPIX® Index level: The closing level of such basket underlier on the determination date

Final FTSE® 100 Index level: The closing level of such basket underlier on the determination date

Final Swiss Market Index level: The closing level of such basket underlier on the determination date

Final S&P/ASX 200 Index level: The closing level of such basket underlier on the determination date

Final basket level: The sum of the following: (1) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (2) the final TOPIX® Index level divided by the initial TOPIX® Index level, multiplied by the initial weighted value of the TOPIX® Index plus (3) the final FTSE® 100 Index level divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (4) the final Swiss Market Index level divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index plus (5) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index

Basket return: The quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a positive or negative percentage

Trade date: May 19, 2022

Original issue date (settlement date): May 26, 2022

Determination date: February 7, 2024, subject to adjustment as described under “Certain Terms of the Notes—Valuation Dates” in the accompanying Underlying Supplement.

Stated maturity date: February 9, 2024, subject to adjustment as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Underlying Supplement.

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to a basket underlier:

●	a suspension, absence or material limitation of trading in basket underlier stocks (as defined below) constituting 20% or more, by weight, of the basket underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●	a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to such basket underlier or to basket underlier stocks constituting 20% or more, by weight, of such basket underlier in their respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●	basket underlier stocks constituting 20% or more, by weight, of such basket underlier, or option or futures contracts, if available, relating to such basket underlier or to basket underlier stocks constituting 20% or more, by

PRS-3

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

weight, of such basket underlier do not trade on what were the respective primary markets for those basket underlier stocks or contracts, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of us or any of our affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by us and/or any of our affiliates, see “Use of Proceeds and Hedging” in the accompanying Underlying Supplement.

The following events will not be market disruption events with respect to a basket underlier:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

●	a decision to permanently discontinue trading in the option or futures contracts relating to the basket underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket underlier stock, or on which option or futures contracts, if available, relating to the basket underlier or to any basket underlier stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket underlier stock or in option or futures contracts, if available, relating to the basket underlier or to any basket underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,

●	an imbalance of orders relating to that basket underlier stock or those contracts, or

●	a disparity in bid and ask quotes relating to that basket underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that basket underlier stock or those contracts in that market.

A market disruption event with respect to one or more basket underliers will not, by itself, constitute a market disruption event for the remaining unaffected basket underlier.

Closing level: As described under “Certain Terms of the Notes –– Certain Definitions –– Closing Level” in the accompanying Underlying Supplement

No listing: The offered notes will not be listed on any securities exchange

Calculation agent: Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you

CUSIP / ISIN: 13607X7F8 / US13607X7F89

PRS-4

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

SUPPLEMENTAL TERMS OF THE NOTES

For purposes of the notes offered by this Pricing Supplement, all references to each of the following terms used in the accompanying Underlying Supplement will be deemed to refer to the corresponding term used in this Pricing Supplement, as set forth in the table below:

Underlying Supplement Term	Pricing Supplement Term
Final Valuation Date	determination date
maturity date	stated maturity date
Reference Asset	basket
Basket Components	basket underlier
Index Sponsor	basket underlier sponsor

PRS-5

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical final basket levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; the basket level on any day throughout the life of the notes, including the final basket level on the determination date, cannot be predicted. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and the creditworthiness of CIBC. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by CIBC) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement and “The Bank’s Estimated Value of the Notes” in this Pricing Supplement. The information in the following hypothetical examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upside participation rate	170.00%
Cap level	120.04% of the initial basket level
Maximum settlement amount	$1,340.68 per note
Buffer level	87.50% of the initial basket level
Buffer rate	Approximately 114.29%
Buffer amount	12.50%
Hypothetical initial level of each basket underlier	100.00

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting any of the basket underliers or the method by which any of the basket underlier sponsors calculates the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index, respectively

Notes purchased on original issue date at the principal amount and held to the stated maturity date

The actual performance of the basket over the life of your notes, as well as the cash settlement amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of each basket underlier shown elsewhere in this Pricing Supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this Pricing Supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would

PRS-6

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Principal Amount)
200.000%	134.068%
175.000%	134.068%
150.000%	134.068%
125.000%	134.068%
120.040%	134.068%
112.000%	120.400%
108.000%	113.600%
104.000%	106.800%
100.000%	100.000%
98.000%	100.000%
94.000%	100.000%
91.000%	100.000%
87.500%	100.000%
75.000%	85.714%
50.000%	57.143%
25.000%	28.571%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 28.571% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose approximately 71.429% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). If the final basket level were determined to be 0.000% of the initial basket level, you would lose your entire investment in the notes. In addition, if the final basket level were determined to be 200.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 134.068% of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 120.040% of the initial basket level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 87.500% (the section left of the 87.500% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level of greater than or equal to 120.040% (the section right of the 120.040% marker on the horizontal axis) would result in a capped return on your investment.

PRS-7

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent hypothetical initial levels for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

The hypothetical initial level for each basket underlier of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial level for that basket underlier. For historical data regarding the actual historical levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers.”

PRS-8

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

Example 1: The final basket level is greater than the cap level. The cash settlement amount at maturity equals the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	200.00	200.00%	36.00	72.00
TOPIX® Index	100.00	200.00	200.00%	26.00	52.00
FTSE® 100 Index	100.00	200.00	200.00%	17.00	34.00
Swiss Market Index	100.00	200.00	200.00%	12.00	24.00
S&P/ASX 200 Index	100.00	200.00	200.00%	9.00	18.00
				Final Basket Level:	200.00
				Basket Return:	100.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Since the hypothetical final basket level was determined to be 200.00, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,340.68 for each $1,000 principal amount of your notes (i.e. 134.068% of each $1,000 principal amount of your notes).

Example 2: The final basket level is greater than the initial basket level but less than the cap level. The cash settlement amount at maturity exceeds the $1,000 principal amount but is less than the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	105.00	105.00%	36.00	37.80
TOPIX® Index	100.00	105.00	105.00%	26.00	27.30
FTSE® 100 Index	100.00	105.00	105.00%	17.00	17.85
Swiss Market Index	100.00	105.00	105.00%	12.00	12.60
S&P/ASX 200 Index	100.00	105.00	105.00%	9.00	9.45
				Final Basket Level:	105.00
				Basket Return:	5.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Since the hypothetical final basket level was determined to be 105.00, the hypothetical cash settlement amount for each $1,000 principal amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 170.00% × 5.00%) = $1,085.00

PRS-9

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

Example 3: The final basket level is less than the initial basket level but greater than the buffer level. The cash settlement amount at maturity equals the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	94.00	94.00%	36.00	33.84
TOPIX® Index	100.00	94.00	94.00%	26.00	24.44
FTSE® 100 Index	100.00	94.00	94.00%	17.00	15.98
Swiss Market Index	100.00	94.00	94.00%	12.00	11.28
S&P/ASX 200 Index	100.00	94.00	94.00%	9.00	8.46
				Final Basket Level:	94.00
				Basket Return:	-6.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 94.00 is greater than the buffer level of 87.50% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 principal amount of your notes will equal the principal amount of the note, or $1,000.

Example 4: The final basket level is less than the buffer level. The cash settlement amount at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	50.00	50.00%	36.00	18.00
TOPIX® Index	100.00	100.00	100.00%	26.00	26.00
FTSE® 100 Index	100.00	100.00	100.00%	17.00	17.00
Swiss Market Index	100.00	110.00	110.00%	12.00	13.20
S&P/ASX 200 Index	100.00	110.00	110.00%	9.00	9.90
				Final Basket Level:	84.10
				Basket Return:	-15.90%

In this example, the hypothetical final level of the EURO STOXX 50® Index is less than its hypothetical initial level, while the hypothetical final levels of the TOPIX® Index and the FTSE® 100 Index are equal to their applicable hypothetical initial levels and the hypothetical final levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable initial levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the buffer level of 87.50% of the initial basket level even though the

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Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

TOPIX® Index and the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level of 84.10 is less than the buffer level of 87.50% of the initial basket level, the hypothetical cash settlement amount for each $1,000 principal amount of your notes will equal:

Cash settlement amount = $1,000 + [$1,000 × 100/87.50 × (-15.90% + 12.50%)] = $961.14

Example 5: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	58.00	58.00%	36.00	20.88
TOPIX® Index	100.00	46.00	46.00%	26.00	11.96
FTSE® 100 Index	100.00	47.00	47.00%	17.00	7.99
Swiss Market Index	100.00	42.00	42.00%	12.00	5.04
S&P/ASX 200 Index	100.00	44.00	44.00%	9.00	3.96
				Final Basket Level:	49.83
				Basket Return:	-50.17%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 49.83 is less than the buffer level of 87.50% of the initial basket level, the hypothetical cash settlement amount for each $1,000 principal amount of your notes will equal:

Cash settlement amount = $1,000 + [$1,000 × 100/87.50 × (-50.17% + 12.50%)] = $569.49

The cash settlement amounts at maturity shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors— Market Valuation Risks— The market value of the notes will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying Underlying Supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this Pricing Supplement.

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Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table, examples and chart above.

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Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” in the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

Structure Risks

You May Lose Your Entire Investment in the Notes

You may lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index as measured from the initial basket level of 100 to the final basket level for your notes on the determination date. If the final basket level is less than the buffer level, you will lose, for each $1,000 of the principal amount of your notes, an amount equal to the product of (i) the buffer rate times (ii) the sum of the basket return plus the buffer amount times (iii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to principal amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive significantly less than the amount of your investment in the notes.

The Potential for the Value of Your Notes to Increase Will Be Limited by the Maximum Settlement Amount

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket stocks or any of the basket underliers.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other than the Determination Date

The final basket level will be the closing levels of the basket underliers on the determination date (subject to adjustment as described in the accompanying Underlying Supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate.

Underlier Risks

An Investment in the Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that

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Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in the notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of the notes will have any rights with respect to the basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights of a holder of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We Cannot Control Actions By Any of the Unaffiliated Companies Whose Securities Are Included in the Basket Underliers

Actions by any company whose securities are included in any of the basket underliers may have an adverse effect on the price of its security, the final basket level and the value of the notes. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the cash settlement amount to be paid to you at maturity.

We and Our Respective Affiliates Have No Affiliation with the Sponsor of any of the Basket Underliers and Have Not Independently Verified Its Public Disclosure of Information

We and our respective affiliates are not affiliated in any way with the sponsor of any of the basket underliers and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the respective basket underliers. We have derived the information about each of the basket underliers and its sponsor contained herein from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the basket underliers and the sponsors of the basket underliers. None of the sponsors of the basket underliers is involved in the offering of the notes made hereby in any way or has any obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

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Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

The Historical Performance of the Basket Underliers Should Not Be Taken as an Indication of their Future Performance

The final level of the basket underliers will determine the amount to be paid on the notes at maturity. The historical performance of the basket underliers do not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the level of the basket underliers will rise or fall during the term of the notes. The level of each basket underlier will be influenced by complex and interrelated political, economic, financial and other factors.

Conflicts of Interest

Certain Business, Trading and Hedging Activities of Us, the Agent, and Our Other Affiliates May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes

We, the agent, and our other affiliates may engage in trading and other business activities related to a basket underlier or any securities included in a basket underlier that are not for your account or on your behalf. We, the agent, and our other affiliates also may issue or underwrite other financial instruments with returns based upon a basket underlier. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agent, and our other affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they affect the level of a basket underlier or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through the agent, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the notes. Any of these hedging activities may adversely affect the level of a basket underlier and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agent, and our other affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agent, one or more of our other affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agent, our other affiliates or any unaffiliated counterparty receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agent, our other affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

The calculation agent will, among other things, determine the cash settlement amount payable at maturity of the notes. We will serve as the calculation agent. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a basket underlier has occurred. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates or a similarly situated party to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. See “Certain Terms of the Notes — Role of the Calculation Agent” in the accompanying Underlying Supplement.

Tax Risks

The U.S. Federal Tax Consequences of An Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. The U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of

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Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

“prepaid forward contracts” and similar instruments. See “Material U.S. Federal Income Tax Consequences” in the accompanying Underlying Supplement. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying Underlying Supplement entitled “Material U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance that the Canadian Federal Income Tax Consequences of an Investment in the Notes Will Not Change in the Future

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section of this Pricing Supplement entitled “Certain Canadian Federal Income Tax Considerations” as well as the section entitled “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus. You should consult your tax advisor with respect to your own particular situation.

General Risks

The Notes Are Subject to the Credit Risk of the Bank

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of the Bank, as issuer of the notes. The notes are our unsecured obligations. As further described in the accompanying Prospectus and Prospectus Supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of Senior Debt Securities — Ranking” in the accompanying Prospectus.

The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds the Bank’s estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the original issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The Bank’s estimated value of the notes was determined by reference to the Bank’s internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which CIBCWM or any other person would be willing to buy notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the notes and could have an adverse effect on any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

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Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect A Trading Market For the Notes to Develop

The notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to maturity.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the trade date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this Pricing Supplement.

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at principal amount. If you purchase your notes at a premium to principal amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at principal amount or a discount to principal amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to principal amount. For example, if you purchase your notes at a premium to principal amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at principal amount or a discount to principal amount. Similarly, if the final basket level is less than the buffer level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at principal amount or a discount to principal amount.

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Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of five basket underliers with the following initial weights within the basket: the EURO STOXX 50® Index (36.00% weighting), the TOPIX® Index (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index (12.00% weighting) and the S&P/ASX 200 Index (9.00% weighting).

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Index Descriptions—The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Underlying Supplement.

In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top ten constituents and their weightings, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, CIBCWM or any of our other affiliates makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

The TOPIX® Index

The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the Japanese common stocks listed on the First Section of the Tokyo Stock Exchange, Inc. For additional information about the TOPIX Index, see the information set forth under “Index Descriptions—The TOPIX® Index” beginning on page S-52 of the accompanying Underlying Supplement.

In addition, information about the TOPIX® Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, CIBCWM or any of our other affiliates makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

The FTSE® 100 Index

The FTSE® 100 Index is an index calculated, published and disseminated by FTSE Russell. The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see the information set forth under “Index Descriptions—The FTSE® 100 Index” beginning on page S-15 of the accompanying Underlying Supplement.

In addition, information about the FTSE® 100 Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top five constituents and their weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, CIBCWM or any of our other affiliates makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

The Swiss Market Index (SMI®)

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® is sponsored, calculated, maintained and published by SIX Swiss Exchange Ltd. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see the information set forth under “Index Descriptions—The Swiss Market Index®” beginning on page S-50 of the accompanying Underlying Supplement.

In addition, information about the Swiss Market Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top ten constituents and their weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, CIBCWM or any of our other affiliates makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

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Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

The S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For additional information see the information about the S&P/ASX 200 Index, see the information set forth under “Index Descriptions — The S&P® /ASX 200 Index” beginning on page S-35 of the accompanying Underlying Supplement.

In addition, information about the S&P/ASX 200 Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top ten constituents, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. The basket underlier sponsor has recently announced that, given extreme global market volatility, the March 2020 rebalancing for the S&P/ASX 200 Index has been postponed. None of us, CIBCWM or any of our other affiliates makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this Pricing Supplement and the date of your purchase of the offered notes. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date.

None of us, CIBCWM or any of our other affiliates makes any representation to you as to the performance of the basket or the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this Pricing Supplement and the date of your purchase of the offered notes. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical closing levels shown below.

The graphs below show the daily historical closing levels of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index from May 19, 2012 through May 19, 2022. The graphs are for illustrative purposes only. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

PRS-19

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

Historical Performance of the EURO STOXX 50® Index
Source: Bloomberg

Historical Performance of the TOPIX® Index
Source: Bloomberg

PRS-20

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

Historical Performance of the FTSE® 100 Index
Source: Bloomberg

Historical Performance of the Swiss Market Index
Source: Bloomberg

PRS-21

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

Historical Performance of the S&P/ASX 200 Index
Source: Bloomberg

Hypothetical Historical Basket Levels

The following graph is based on the hypothetical basket closing levels for the period from May 19, 2012 through May 19, 2022 assuming that the basket closing level was 100 on May 19, 2012. We derived the basket closing levels based on the method to calculate the basket closing level as described in this Pricing Supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on May 19, 2012 was 100. As noted in this Pricing Supplement, the initial basket level was set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Hypothetical Historical Performance of the Basket

PRS-22

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this Pricing Supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the notes was determined when the terms of the notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this Pricing Supplement.

The Bank’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

PRS-23

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, the Bank will sell to CIBCWM, and CIBCWM will purchase from the Bank, the aggregate principal amount of the offered notes specified on the front cover of this Pricing Supplement. CIBCWM proposes initially to offer the notes to the public at the price to public set forth on the cover page of this Pricing Supplement, and to certain unaffiliated securities dealers at such price. A fee will be paid to SIMON Markets LLC (“SIMON”), a broker-dealer with no affiliation with us, for providing certain electronic platform services with respect to this offering. Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, is affiliated with SIMON.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the notes against payment therefor in New York, New York on May 26, 2022, which is the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the original issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.

PRS-24

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by the discussion entitled “Material U.S. Federal Income Tax Consequences” in the accompanying Underlying Supplement, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.

The expected characterization of the notes is not binding on the IRS or the courts. It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying Underlying Supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the accompanying Underlying Supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

PRS-25

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC is a “specified entity” for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis, and an entity in respect of which CIBC is a ”specified entity” generally includes (i) an entity that is a specified shareholder of CIBC (as defined above), (ii) an entity in which CIBC (either alone or together with entities with whom CIBC is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-26

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 15, 2021, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus, the notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 15, 2021, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.

PRS-27

Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this Pricing Supplement nor the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement
Page
About this Pricing Supplement	PRS-1
Summary Information	PRS-2
Supplemental Terms of the Notes	PRS-5
Hypothetical Examples	PRS-6
Additional Risk Factors Specific to Your Notes	PRS-13
The Basket and the Basket Underliers	PRS-18
The Bank’s Estimated Value of the Notes	PRS-23
Supplemental Plan of Distribution (Conflicts of Interest)	PRS-24
United States Federal Income Tax Considerations	PRS-25
Certain Canadian Federal Income Tax Considerations	PRS-26
Validity of the Notes	PRS-27

Equity Index Underlying Supplement dated September 2, 2021
Risk Factors	S-1
Use of Proceeds and Hedging	S-9
Index Descriptions	S-10
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-15
The Hang Seng® Index	S-17
The JPX-Nikkei Index 400	S-19
The MSCI Indices	S-21
The Nasdaq-100® Index	S-26
The Nikkei Stock Average Index	S-29
The Russell Indices	S-31
The S&P®/ASX 200 Index	S-35
The S&P Select Industry Indices	S-38
The S&P Select Sector Indices	S-41
The S&P U.S. Indices	S-45
The Swiss Market Index®	S-50
The TOPIX® Index	S-52
Certain Terms of the Notes	S-54
The Bank’s Estimated Value of the Notes	S-60
Material Canadian Federal Income Tax Consequences	S-61
Material U.S. Federal Income Tax Consequences	S-61

Prospectus Supplement dated September 2, 2021
About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-16
Description of the Notes We May Offer	S-17
Supplemental Plan of Distribution (Conflicts of Interest)	S-48

Prospectus dated September 2, 2021
About this Prospectus	i
Forward-Looking Statements	i
Available Information	iii
Documents Incorporated by Reference	iii
Presentation of Financial Information	iv
Canadian Imperial Bank of Commerce	iv
Risk Factors	1
Use of Proceeds	1
Description of Senior Debt Securities	1
Material Income Tax Consequences	23
Plan of Distribution (Conflicts of Interest)	33
Certain Considerations for U.S. Plan Investors	37
Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others	38
Validity of Securities	39
Experts	39

PRS-28

$11,653,000

Canadian Imperial Bank of Commerce Senior Global Medium-Term Notes Capped Leveraged Buffered Basket-Linked Notes due February 9, 2024

CIBC Capital Markets